JACKSONVILLE SAVINGS BANK
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended and Restated Agreement (the "Agreement") is made effective as of the 2nd day of September, 2008, by and between Jacksonville Savings Bank (the "Bank"), an Illinois chartered savings institution, with its principal administrative office at 1211 West Morton Avenue, Jacksonville, Illinois 62650-2000 and John Williams ("Mr. Williams"). Any reference to "Company" herein shall mean Jacksonville Bancorp, Inc. or any successor thereto.

     WHEREAS, Mr. Williams is currently employed as Senior Vice President of the Bank pursuant to an employment agreement between the Bank and Mr. Williams entered into as of January 13, 2004 (the "Employment Agreement"); and

     WHEREAS, the Bank desires to amend and restate the Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the final regulations issued thereunder in April 2007; and

     WHEREAS, the Bank desires to ensure that the Bank is assured of the continued availability of Mr. Williams' services as provided in this Agreement; and

     WHEREAS, Mr. Williams is willing to serve the Bank on the terms and conditions hereinafter set forth and has agreed to such changes; and

     WHEREAS, the Board of Directors of the Bank and Mr. Williams believe it is in the best interests of the Bank to enter into the Agreement in order to reinforce and reward Mr. Williams for his service and dedication to the continued success of the Bank and incorporate the changes required by Section 409A of the Code.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and Mr. Williams hereby agree as follows:

1.       POSITION AND RESPONSIBILITIES

     During the period of his employment hereunder, Mr. Williams agrees to serve as Senior Vice President of the Bank. During said period, Mr. Williams shall be considered a senior officer of the Bank and shall attend regular monthly board meetings of the Bank. Failure to reelect Mr. Williams as Senior Vice President without the consent of Mr. Williams during the term of this Agreement shall constitute a breach of this Agreement.

2.       TERMS AND DUTIES

     (a) The period of Mr. Williams's employment under this Agreement shall begin as of the date first above written and shall continue for a period of twelve (12) full calendar months thereafter, provided that all changes intended to comply with Section 409A of the Code shall be retroactively effective to January 1, 2005; and provided further that no retroactive change shall affect the compensation or benefits previously provided to Mr. Williams. Commencing on

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the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be twelve (12) full calendar months; provided, however, if written notice of nonrenewal is provided to Mr. Williams at least ten (10) days and not more than thirty (30) days prior to any anniversary date, the term of the Agreement shall cease at the end of twelve (12) months following such anniversary date.

     (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Mr. Williams shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Mr. Williams may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Mr. Williams's duties pursuant to this Agreement. Nothing in this Section shall be construed as preventing Mr. Williams from serving from time to time on boards, committees, or holding positions of non-profit or governmental organizations, including religious and civic groups, without the need for Board approval.

3.       COMPENSATION AND REIMBURSEMENT

     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Bank shall pay Mr. Williams as compensation a salary of not less than $100,750 per year ("Base Salary"). Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Mr. Williams's Base Salary shall be reviewed at least annually. Such review shall be conducted by a Committee designated by the Board, and the Board may increase Mr. Williams's Base Salary. Any such increase in Base Salary shall be consistent with increases awarded to other senior officers of the Bank. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Mr. Williams at no cost to Mr. Williams with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

     (b) In addition to Mr. Williams's Base Salary, Mr. Williams will be entitled to participate in or receive benefits under any employee benefit plans, including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Mr. Williams will be eligible for incentive compensation and bonuses as provided in any plan of the Bank in which Mr. Williams is eligible to participate. Nothing paid to Mr. Williams under any such plan or arrangement will be deemed to be in lieu of other compensation to which Mr. Williams is entitled under this Agreement.

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     (c) Mr.  Williams shall also be entitled to regular  director's fees if Mr.
Williams serves as a director on the Bank's Board of Directors.

     (d) Compensation  and  reimbursement to be paid pursuant to paragraphs (a),
(b) and (c) of this Section 3 shall be paid by the Bank and the Company, respectively on a pro rata basis based upon the amount of service Mr. Williams devotes to the Bank and Company, respectively. All compensation and reimbursements shall be paid promptly by the Bank and the Company, and in any event no later than March 15 of the year immediately following the year in which the compensation was earned or the expense was incurred.

4.       PAYMENTS TO MR. WILLIAMS UPON AN EVENT OF TERMINATION

     The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 8 and 15.

     (a) The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during Mr. Williams's term of employment under this Agreement. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Bank or the Company of Mr. Williams's full-time employment hereunder for any reason other than (A) Disability or Retirement as defined in
Section 6 below, (B) a Change in Control,  as defined in Section 5(a) hereof, or
(C) Termination for Cause as defined in Section 7 hereof; or (ii) Mr. Williams's resignation from the Bank's employ, upon any (A) failure to elect or reelect or to appoint or reappoint Mr. Williams as Senior Vice President, (B) material change in Mr. Williams's function, duties, or responsibilities, which change would cause Mr. Williams's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in
Section 1 above, (C) liquidation or dissolution of the Bank or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Mr. Williams, or (D) breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (ii)(A), (B), (C) or (D) above, Mr. Williams shall have the right to elect to terminate his employment under this Agreement without prejudice to his rights under this Agreement, by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect; provided, however, that the Bank has thirty (30) days to remedy any condition under clauses (ii)(A) through (D) above, but the Bank may waive such cure period and make immediate payment hereunder. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Mr. Williams, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that Mr. Williams has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C) or (D) above.

     (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Bank shall pay Mr. Williams, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of the payments due for the remaining term of the

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Agreement  or one (1) times  Mr.  Williams's  Base  Salary  for the  immediately preceding twelve (12) months, including bonuses and any other cash compensation paid to Mr. Williams during such period, and the amount of any benefits received pursuant to any employee benefit plans on behalf of Mr. Williams, maintained by the Bank during such period. All payments shall be made to Mr. Williams in a single cash lump sum distribution within thirty (30) days following Mr. Williams' Date of Termination, provided, however, if Mr. Williams is a Specified Employee (within the meaning of Treasury Regulation ss.1.409A-1(i)), then, solely to the extent required to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh full month following Mr. Williams' Date of Termination.

     (c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life insurance, and nontaxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Mr. Williams prior to his termination, provided that such benefits shall not be provided in the event they should constitute an unsafe or unsound banking practice relating to executive compensation and employment contracts pursuant to applicable regulations, as is now or hereafter in effect. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

     (d) Mr. Williams' termination of employment in accordance with Section 4(a) shall be construed to require a "Separation from Service" as defined in Code
Section 409A and the Treasury Regulations promulgated thereunder, such that the Bank and Mr. Williams reasonably anticipate that the level of bona fide services Mr. Williams would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5.       CHANGE IN CONTROL

     (a) No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Bank or Company, as set forth below. For purposes of this Agreement, a "Change in Control" of the Bank or Company (a) shall mean an event of a nature that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), or results in a Change in Control of the Bank or the Company within the meaning of the Home Owners Loan Act, as amended and applicable rules and regulations promulgated thereunder as in effect at the time of the Change in Control; or (b) without limitation shall be deemed to have occurred at such time as (i) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company is or becomes a "beneficial owner" (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Bank representing 25 % or more of the Bank's outstanding securities ordinarily having the right to vote at the election of directors except for any securities of the Bank received by the Company in connection with the reorganization and any securities purchased by the Bank's employee stock ownership plan and trust shall not be counted in determining whether such plan is the beneficial owner of more than 25 % of the Bank's securities, (ii) a proxy statement soliciting proxies from stockholders of the Bank, by someone other than the current management of the Bank, seeking stockholder approval of a plan of reorganization, merger or consolidation of the

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Company of the Bank or similar  transaction  with one or more  corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Bank or the Company, or (iii) a tender offer is made for 25 or more of the voting securities of the Bank and the shareholders owning beneficially or of record 25 % or more of the outstanding securities of the Bank have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

     Notwithstanding, the foregoing, a "Change in Control" of the Bank or the Company shall not be deemed to have occurred in connection with the conversion of Jacksonville Bancorp, MHC to stock form.

     For these purposes, "Incumbent Board" means, in the case of the Company or the Bank, the Board of Directors of the Company or the Bank, respectively, on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

     (b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred, Mr. Williams shall be entitled to the benefits provided in paragraphs (c), (e), (f) and (g) of this Section 5 upon his subsequent termination of employment at any time during the term of this
Agreement, regardless of whether such termination results from (i) his resignation or (ii) his dismissal upon the Change in Control.

     (c) Upon the occurrence of a Change in Control followed by Mr. Williams's termination of employment, the Bank shall pay Mr. Williams, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of the payments due for the remaining term of the Agreement or one (1) times Mr. Williams's Base Salary for the immediately preceding twelve (12) months, including bonuses and any other cash compensation paid to Mr. Williams during such period, and the amount of any contributions made to any employee benefit plans, on behalf of Mr. Williams, maintained by the Bank during such years. All payments shall be made to Mr. Williams in a single cash lump sum distribution within thirty (30) days following Mr. Williams' Date of Termination, provided, however, if Mr. Williams is a Specified Employee (within the meaning of Treasury Regulation ss.1.409A-1(i)), then, solely to the extent required to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh full month following Mr. Williams' Date of Termination.

     (d) For the purposes of this Section 5, "termination of employment" shall mean "Separation from Service" as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Bank and Mr. Williams reasonably anticipate that the level of bona fide services Mr. Williams would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

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     (e) Upon the occurrence of a Change in Control  followed by Mr.  Williams's termination of employment, the Bank will cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Mr. Williams prior to his severance. Such coverage and payments shall cease upon the expiration of the remaining term of the Agreement or twelve (12) months, whichever is longer.

     (f) Upon the occurrence of a Change in Control, Mr. Williams will be entitled to any benefits granted to his pursuant to any Stock Option Plan of the Bank or Company.

     (g) Upon the occurrence of a Change in Control, Mr. Williams will be entitled to any benefits awarded to him under the Bank's Recognition and Retention Plan or any restricted stock plan in effect.

     (h) Notwithstanding the preceding paragraphs of this Section 5, if the aggregate payments or benefits to be made or afforded to Mr. Williams under said paragraphs would be deemed to include an "excess parachute payment" under
Section 280G of the Code or any successor thereto, Mr. Williams' benefits will be reduced to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Mr. Williams' "base amount", as determined in accordance with said Section 280G. In the event a reduction is necessary, then the cash severance payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code.

     (i) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Mr. Williams during any period during which Mr. Williams is incapable of performing his duties hereunder by reason of temporary disability.

     (j) Any payments made to Mr. Williams pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. ss. 1828(k) and any applicable regulations promulgated thereunder.

     (k) Mr.  Williams  shall not be entitled to any  payments  pursuant to this
Section 5 if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such times as the Bank is in capital compliance, and provided further, that in no event shall total severance compensation from all sources exceed three times Mr. Williams's Base Salary for the immediately preceding year.

6.       TERMINATION UPON RETIREMENT OR DISABILITY

     (a) Termination by the Bank of Mr. Williams based on "Retirement" shall mean termination in accordance with the Bank's retirement policy or in accordance with any retirement arrangement established with Mr. Williams's consent with respect to him. Upon termination of employment upon Retirement, Mr. Williams shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Mr. Williams is a party.

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     (b)  Termination  by  the  Bank  of  Mr.  Williams's  employment  based  on
"Disability" shall mean termination because of any physical or mental impairment which qualifies Mr. Williams for disability benefits under the applicable long-term disability plan maintained by the Bank or, if no such plan applies, which would qualify Mr. Williams for disability benefits under the federal social security system. Upon termination of employment upon Disability, Mr. Williams shall be entitled to all disability benefits under any disability plan of the Bank and other plans to which Mr. Williams is a party.

7.       TERMINATION FOR CAUSE

     The term "Termination for Cause" shall mean termination because of Mr. Williams's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this paragraph, no act or failure to act on the part of Mr. Williams shall be considered "willful" unless done, or omitted to be done, by Mr. Williams not in good faith and without reasonable belief that Mr. Williams's action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Mr. Williams shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Mr. Williams and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Mr. Williams was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Mr. Williams shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Mr. Williams under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Mr. Williams's receipt of Notice of Termination for Cause pursuant to Section 8 hereof, and shall not be exercisable by Mr. Williams at any time subsequent to such Termination for Cause.

8.       NOTICE

     (a) Any purported termination by the Bank or by Mr. Williams shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Mr. Williams's employment under the provision so indicated.

     (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

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     (c) If, within thirty (30) days after any Notice of  Termination  is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by Mr. Williams, in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice
pursues   the   resolution   of  such   dispute   with   reasonable   diligence.
Notwithstanding the pendency of any such dispute, the Bank will continue to pay Mr. Williams his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Mr. Williams as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within nine months after the Date of Termination specified in the Notice or Termination; notwithstanding the foregoing, no compensation or benefits shall be paid to Mr. Williams in the event Mr. Williams is Terminated for Cause. In the event that such Termination for Cause is found to have been wrongful or such dispute is otherwise decided in Mr. Williams's favor, Mr. Williams shall be entitled to receive all compensation and benefits which accrued but were unpaid following the Termination for Cause, and such amount shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which the matter was resolved. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.       POST-TERMINATION OBLIGATIONS

     (a) All payments and benefits to Mr. Williams under this Agreement shall be subject to Mr. Williams's compliance with paragraph (b) of this Section 9 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

     (b) Mr. Williams shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.      NON-COMPETITION

     (a) Upon any termination of Mr. Williams's employment hereunder pursuant to
Section 4(a) hereof, Mr. Williams agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Mr. Williams agrees that during such period and within said cities, towns and counties, Mr. Williams shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other

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business  activities  of the  Bank  and/or  the  Company.  The  parties  hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of Mr. Williams's breach of this Subsection 10(a) agree that in the event of any such breach by Mr. Williams, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Mr. Williams, Mr. Williams's partners, agents, servants, employers, employees and all persons acting for or with Mr. Williams. Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Mr. Williams.

     (b) Mr. Williams recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Mr. Williams will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Mr. Williams may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Mr. Williams may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by Mr. Williams of the provisions of this Section 10, the Bank will be entitled to an injunction restraining Mr. Williams from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Mr. Williams.

11.      SOURCE OF PAYMENTS

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Mr. Williams and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

12.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

     This Agreement contains the entire understanding between the parties hereto
and  supersedes  any  prior  employment   agreement  between  the  Bank  or  any
predecessor of the Bank and Mr. Williams.

13.      NO ATTACHMENT

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Mr. Williams and the Bank and their respective successors and assigns.

14.      MODIFICATION AND WAIVER

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.      REQUIRED PROVISIONS

     Notwithstanding anything herein contained to the contrary, any payments to Mr. Williams by the Company are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

16.      SEVERABILITY

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.      HEADINGS FOR REFERENCE ONLY

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.      GOVERNING LAW

     This Agreement shall be governed by the laws of the State of Illinois, but only to the extent not superseded by federal law.

19.      ARBITRATION

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Mr. Williams shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.      PAYMENT OF LEGAL FEES

     All reasonable legal fees paid or incurred by Mr. Williams pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Mr. Williams and the Bank or resolved in Mr. Williams's favor, and that such reimbursement or payment shall occur no later than two and one-half (2 1/2) months after the dispute is settled or resolved in Mr. Williams' favor.

21.      INDEMNIFICATION

     The Bank shall provide Mr. Williams (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Mr. Williams (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank). If such action, suit or proceeding is brought against Mr. Williams in his capacity as an officer or director of the Bank, however, such indemnification shall not extend to matters as to which Mr. Williams is finally adjudged to be liable for willful misconduct in the performance of his duties. No Indemnification shall be paid that would violate 12 U.S.C. 1828(k) or any regulations promulgated thereunder.

22.      SUCCESSOR TO THE BANK

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

                                   SIGNATURES

     IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and their seals to be affixed hereunto by its duly authorized officer, and Mr. Williams has signed this Agreement, effective as of the day and date first above written.


                                                  JACKSONVILLE SAVINGS BANK


September 2, 2008                            By:  /s/ Andrew F. Applebee
------------------------                          ------------------------------
Date                                              Chairman of the Board


                                                  EXECUTIVE


September 2, 2008                            By:  /s/ John Williams
------------------------                          ------------------------------
Date                                              John Williams